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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form SB-2, of WorldWater & Power Corp. and Subsidiaries of our report dated March 23, 2005, relating to the consolidated financial statements of WorldWater Corp. and Subsidiaries (name change subsequently to WorldWater & Power Corp.). which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

        Our report dated March 23, 2005, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, negative cash flow from operations, and has negative working capital, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  AMPER, POLITZINER & MATTIA P.C.

Edison, New Jersey
Date: October 20, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM